Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES COMPLETES ACQUISITION OF

BUILDING IN SAN DIEGO, CALIFORNIA FOR $16.6 MILLION

Adds Mission Critical

Immigration and Customs Enforcement (ICE) Property

WASHINGTON, D.C. – September 14, 2015 – Easterly Government Properties, Inc. (NYSE: DEA), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, announced today that it has closed on the acquisition of a 52,881-square foot Immigration and Customs Enforcement (ICE) building in the Otay Mesa community of San Diego, at a purchase price of $16.6 million.

The ICE - Otay building is adjacent to the Easterly-owned DEA - Otay building and located less than one half mile from the Otay Mesa Land Port of Entry (LPOE). The Otay Mesa border crossing is second, out of six LPOEs in California, in terms of total border-crossing volume and is the busiest truck crossing on the California/Mexico border. The building is well-appointed and has been fitted with specialized security features for federal tenants executing highly important national security functions.

“We are pleased to add another mission critical property to our portfolio with the acquisition of the ICE - Otay building in San Diego,” said William C. Trimble III, Chief Executive Officer of Easterly Government Properties, Inc. “The ICE - Otay building is strategically located and houses federal agencies that are focused on our nation’s border security. With critical missions including the investigation of illegal tunneling, human trafficking, narcotics and weapons smuggling, and vehicle safety, these agencies serve a critical role in enhancing national security and combating terrorism.”

The ICE function housed in the building, Homeland Security Investigations (HSI), is a critical investigative arm of the Department of Homeland Security and a vital U.S. asset in combating criminal organizations illegally exploiting America’s travel, trade, financial and immigration systems. In addition to ICE, the building is occupied by the Motor Carriers Safety Administration (MCSA), a division of the Department of Transportation (14% of RSF); and the Animal and Plant Health Inspection Service (APHIS), a division of the U.S. Department of Agriculture (3% of RSF).

“Easterly’s third acquisition as a public company, the ICE - Otay property, is anticipated to bring Pro forma Cash NOI to a run-rate annualized level of approximately $52 million and to be accretive on a run-rate basis to the Company’s Pro forma FFO, per share on a fully diluted basis. Additionally, the acquisition is representative of the opportunities that we continue to source, underwrite and actively pursue in order to enhance our growing portfolio”, said Darrell Crate, Chairman of Easterly Government Properties, Inc. “We remain on track with our annual acquisitions outlook and continue to work to assemble a portfolio of mission-critical buildings that we believe provides the most attractive total return opportunity to our investors.”

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future operating and financial results (such as Pro forma Cash Net Operating Income (NOI) and Pro forma FFO, per share on a fully diluted basis). Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 30, 2015. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Funds From Operations (FFO) is defined under the White Paper approved by the Board of Governors of NAREIT, as amended, as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring, sales of properties and real estate related impairment charges, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors.

Net Operating Income (NOI) is calculated as total property revenues (rental income, tenant reimbursements and other income) less property operating expenses and real estate taxes from the properties owned by the Company. Cash NOI excludes from NOI straight-line rent and amortization of above-/below-market leases. NOI presented by the Company may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of the Company’s liquidity or its ability to make distributions.

Pro forma indicates the calculation of the Company’s financial results excluding the impact of any one-time, non-recurring expenses related to its initial public offering, including legal and accounting fees and new entity formation costs.

Fully diluted basis assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, or common units, the full vesting of all restricted stock units, and the exchange of all earned and outstanding LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP. Fully diluted basis does not include outstanding LTIP units in the Company’s operating partnership that are subject to performance criteria that have not yet been met.

Contact:

Easterly Government Properties, Inc.

Alison M. Bernard

Chief Financial Officer

202-971-9867

IR@easterlyreit.com